                                 EXHIBIT 23


                           STIFEL FINANCIAL CORP.
                       CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements of Stifel Financial Corp. and Subsidiaries on Form S-8 (File Numbers 2-94326, 33-10030, 33-20568, 333-37805, 333-37807, 333-84717, 333-52694,
333-60506, 333-60516, 333-82328, 333-100414, 333-105756, and 333-105759) and
on Form S-3 (File Numbers 33-53699, 333-41304, and 333-84952) of our reports dated March 12, 2004 (which express an unqualified opinion and which the report on the Consolidated Financial Statements includes an explanatory paragraph relating to the adoption of a new accounting principle), appearing in the Annual Report on Form 10-K of Stifel Financial Corp. for the year ended December 31, 2003.


/s/ Deloitte & Touche LLP


March 13, 2004
St. Louis, Missouri